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                                                                      EXHIBIT 5

March 14, 2002


Board of Directors
UCBH Holdings, Inc.
711 Van Ness Avenue

San Francisco, California  94102


Re:     United Commercial Bank Savings Plus Plan

Ladies and Gentlemen:

        We have been requested by UCBH Holdings, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 100,000 shares of the Company's common stock, $0.01 par value (the "Shares"), to be issued under the United Commercial Bank Savings Plus Plan (the "Plan"). We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

        Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares have been duly authorized and upon payment for and issuance of the Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                                   Sincerely,

                                   PATTON BOGGS LLP


                                   By: /s/  Mary M. Sjoquist
                                      -------------------------------------
                                      Mary M. Sjoquist